                              AMENDED AND RESTATED
                             REIMBURSEMENT AGREEMENT
                     USD 28,000,000 Standby Letter of Credit

     This Amended and Restated Reimbursement Agreement (this "Agreement") between Stolt Offshore Inc., a Louisiana corporation (the "Borrowers"), and Den norske Bank ASA (the "Bank") dated as of August 27, 2003 amends and restates that certain reimbursement agreement (the "Original Reimbursement Agreement") dated January 6, 2003 between the Borrower and the Bank.

     WHEREAS, the Bank by order of the Borrower issued an irrevocable letter of credit dated January 10, 2003 (the "Original Letter of Credit") on the terms and conditions of the Original Reimbursement Agreement for the benefit of Algonquin Gas Transmission Company (the "Beneficiary") in the form set out in Exhibit A hereto;

     WHEREAS, the Original Letter of Credit is scheduled to expire at the Bank's New York office's close of business on September 15, 2003;

     WHEREAS, the Borrower has requested and the Bank has agreed, subject to the terms and conditions herein contained, to amend the Original Letter of Credit to, inter alia extend the availability period of the Letter of Credit and to change the Expiration Date to September 15, 2004; and

     WHEREAS, in consideration of the Bank extending the availability period of the Letter of Credit, the Owners and the Parent have agreed to execute the Security Documents (as such terms are hereinafter defined) in favor of the Bank, and the parties have agreed to amend certain provisions of the Original Reimbursement Agreement.

     NOW THEREFORE, the parties hereto agree as follows:

                                WITNESSETH THAT:

     1. The following terms and provisions shall apply to this Agreement; the meaning of any term in this or any other Section of this Agreement expressed in the singular shall apply, mutatis mutandis, to the same term expressed in the plural and vice versa:

          Assignments: the Earnings Assignments and the Insurances Assignments, or any thereof, as the context requires.

          Assignment Notices: a notice by each Owner with respect to the Earnings Assignment executed by it, substantially in the form set out in
     Schedule 1 to Exhibit F and a notice by each Owner with respect to the Insurances Assignment executed by it, substantially in the form set out in
     Schedule 3 to Exhibit G.

          Banking Day(s): day(s) on which banks are open for the transaction of business in London, England, Oslo, Norway and New York, New York.

          Beneficiary: Algonquin Gas Transmission Company
                       1284 Soldiers Field Road
                       Boston, Massachusetts 02135

          Borrower:  Stolt Offshore Inc.
                     900 Town and Country Lane
                     Suite 400
                     Houston, Texas 77024

          Credit Facility: $26,000,000 Letter of Credit to the Beneficiary.

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

          Earnings Assignment(s): assignments in respect of the earnings of each Vessel from any and all sources to be executed by each Owner in favor of the Bank pursuant to Section 7(c)(iv) hereof, substantially in the form set out in Exhibit F hereto.

          Environmental Approval: shall have the meaning ascribed thereto in
     Section 6.1.

          Environmental Claim(s): shall have the meaning ascribed thereto in
     Section 6.1.

          Environmental Law: shall have the meaning ascribed thereto in Section 6.1.

          Expiration Date: September 15, 2004.

          Fair Market Value: in respect of any Vessel, means the average of two charter-free appraisals of such Vessel from independent ship brokers selected by the Parent and approved by the Bank, no such appraisal to be dated more than thirty (30) days prior to the date on which such appraisal is required pursuant to this Agreement unless the Bank consents in writing (on each occasion) to the use of an older appraisal.

          Guarantors: the Owners and the Parent.

          Issuance Date: any date falling not later than September 15, 2004 upon which the Borrower has requested that the Letter of Credit be issued.

          Insurances Assignment(s): assignments in respect of the insurances on each Vessel to be executed by each Owner in favor of the Bank pursuant to
     Section 7(c)(iii) hereof, substantially in the form set out in Exhibit G hereto.

          Letter of Credit: shall have the meaning asccribed thereto in Section
     2.

          LIBOR: means the rate (rounded upward to the nearest 1/16th of one percent) for deposits of Dollars for a period of thirty (30) days at or about 11:00 a.m. (London time) on the Banking Day of any drawing under the Letter of Credit and the first day of each thirty (30) day period thereafter as displayed on Telerate page 3750 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August 1985)), provided that if on such date no such rate is so displayed for a period of thirty (30) days LIBOR for such period shall be the arithmetic mean (rounded upward to four decimal places) of the rates respectively quoted by the Bank as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant interest period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on such Banking Day;

          Material Adverse Effect: shall mean a material adverse effect on (i) the ability of any of the Owners or the Parent to perform any of its material obligations hereunder or under the Security Documents, or (ii) the business, property, assets, liabilities, operations or condition (financial or otherwise) thereof.

          Materials of Environmental Concern: shall have the meaning ascribed thereto in Section 6.1.

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

          Mortgages: the First Preferred Liberian mortgages to be executed by each of Stott Protector B.V., Stolt Avance B.V., Stolt Eagle B.V. and Stolt Condor B.V. over their respective Vessel pursuant to Section 7(c)(ii) hereof, substantially in the form set out in Exhibit D hereto and the First Priority Account Current Cayman Islands mortgage and Deed of Covenants collateral thereto to be executed by Stolt Egret B.V. over the STOLT EGRET pursuant to Section 7(c)(ii) hereof, substantially in the form set out in Exhibit F hereto.

          Owners: Stolt Protector B.V., Stolt Avance B.V., Stolt Eagle B.V., Stolt Condor B.V., Stolt Egret B.V. each a Dutch private company with limited liability and each indirectly 100% owned by the Parent.

          Owners Guaranty: the guaranty agreement to be executed by the Owners in favor of the Bank pursuant to Section 7(c)(i) hereof, substantially in the form set out in Exhibit C hereto.

          Parent: Stolt-Nielsen S.A., indirect 100% shareholder of each of the Owners.

          Parent Guaranty: the amended and restated guaranty agreement to be executed by the Parent in favor of the Bank pursuant to Section 7(c)(vi) hereof, substantially in the form set out in Exhibit H hereto, to amend and restate the guaranty agreement dated January 6, 2003 executed by the Parent in favor of the Bank.

          Security Documents: the Mortgages, the Assignments, the Owners Guaranty, the Parent Guaranty and any other documents that may be executed as security for the Borrower's obligations hereunder.

     Vessels: the STOLT PROTECTOR (Official Number 7348), the STOLT AVANCE
          (Official Number 6047), the STOLT TAURUS (Official Number 8461), the STOLT GUARDIAN (Official Number 7432), and the STOLT EGRET (Official Number 733851) and each separately, a "Vessel".

     2. The Bank (the "Issuer") shall issue an amendment to the Original Letter of Credit in the form attached hereto as Exhibit B (the Original Letter of Credit, as so amended, the "Letter of Credit) effective as of the Issuance Date and expiring on the Expiration Date.

     3. The Borrower agrees to pay to the Bank a fee with respect to each Letter of Credit, computed (i) between the Effective Date and the Issuance Date at a rate of 1.25% per annum on the amount available under such Letter of Credit and
(ii) commencing on the Issuance Date at a rate of 1.50% per annum on the amount available under such Letter of Credit, payable quarterly in arrears, the first such payment to be made on March 31, 2003 with subsequent payments to be made on the expiration of the relevant period thereafter. In addition, the Borrower shall pay an issuance fee equal to 0.25% if the amount available under such Letter of Credit. Fees charged on a per annum basis shall be computed on the number of days actually elapsed on the basis of a 360-day year.

     In addition to the aforementioned fee, the Borrower agrees to pay to the Bank (x) the Bank's standard charges and expenses, as in effect from time to time, in connection with the issuing, advising, confirming, transmitting, maintaining, administering, amending, processing, collecting, advising or paying, or taking any related action with respect to, any Letter of Credit and
(y) any and all costs or charges of any other person relating to the advising, confirming, negotiating, paying, collection or similar act with respect to any Letter of Credit.

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

     4. Without limiting the other provisions of this Agreement all charges, costs, expenses and liabilities incurred by the Bank to any issuer other than the Bank (whether as a result of the Bank applying for any Letter of Credit or entering into any Letter of Credit Document (as hereinafter defined) or otherwise) shall be for the account of the Borrower. The Borrower acknowledges, confirms and agrees that the Bank has and shall have a security interest in all Collateral (as defined in any Letter of Credit Document) and in any property of the Borrower and the Guarantors with respect to which the Issuer has or acquires a security interest and such security interest in favor of the Bank shall secure all obligations arising hereunder.

     5. Any amount drawn under any Letter of Credit (whether issued by the Bank or any other Issuer) shall constitute a loan by the Bank to the Borrower made on the date of any such drawing. The Borrower shall repay each such loan in full on September 15, 2004, and bear interest at a rate per annum equal to LIBOR plus four percent (4.0%). Interest shall be computed on the number of days actually elapsed on the basis of a 360-day year.

     6. All payments provided for hereunder shall be effectively made to the Bank, in lawful money of the United States of America (in immediately available funds), prior to 12:00 Noon on the date when due at the office of the Bank located at 200 Park Avenue, New York, New York, without setoff or counterclaim. Each such payment shall be made in freely transferable and immediately available funds for the account of such office of the Bank as the Bank may designate and shall (x) be exempt from, and without reduction by reason of, any Foreign Tax or
(y) to the extent that any such payment shall be subject to any Foreign Tax, be accompanied by an additional payment by the Borrower of such amount as may be necessary so that the net amount realized by the Bank (after taking into account all applicable Foreign Taxes) is the same as the Bank would have realized had such payment not been subject to such Foreign Tax. "Foreign Tax" shall mean and include any present or future tax, levy, cost or charge of any nature imposed by any government or any authority or political subdivision thereof, excluding taxes on or measured by the net income of the Bank imposed by any jurisdiction in which the principal or relevant lending office of the Bank is located. A certificate of the Bank as to additional amounts due under this Section 6 shall be prima facie evidence thereof. Upon any payment of Foreign Tax, the Borrower shall promptly (and in any event within 30 days) furnish to the Bank such tax receipts, certificates and other evidence of such payment as the Borrower may have or the Bank may request.

     6.1 (a) Except as heretofore disclosed in writing to the Bank (i) the Borrower and each of its subsidiaries and affiliates will, when required to operate their business as then being conducted, be in material compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"): (ii) the Borrower and each of its affiliates will, when required, have all material permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in compiance with all Environmental Approvals required to operate their business as then being conducted; (iii) neither the Borrower nor any affiliate thereof has received any notice of any material claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("nvironmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrower or any of the Guarantors in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such material compliance in the future; and (b) except as heretofore disclosed in writing to the Bank there is no Environmental Claim pending or threatened against the Borrower, any Subsidiary or any affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect;

     7. The Letter at Credit shall be in form and substance satisfactory to the Bank (including, without limitation, the amount, beneficiary, expiry date and drawing conditions therefor). The Bank shall not be required to issue (or request any Issuer to issue) the amendment to the Original Letter of Credit unless, (i) within a reasonable time before such issuance, the Bank shall have received from the Borrower a written request therefor setting forth all the particulars thereof and, if the Bank so requests, a copy of the Bank's standard form of application and agreement for letters of credit duly executed and delivered by the Borrower, together with such documents and other papers as may be required by the Bank; the documents executed and delivered in connection with the issuance of performance of the Letter of Credit are herein sometimes referred to as the "Letter of Credit Documents" and (ii) the following conditions precedent have been met:

     (a) Corporate Authority. The Bank shall have received the following documents in form and substance satisfactory to the Bank:

          (i) copies, certified as true and complete by an officer of the Borrower, of the resolutions of the beard of directors and shareholder of the Borrower evidencing approval of this Agreement and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

         (ii) copies, certified as true and complete by an officer of each Owner, of the resolutions of the board of directors and shareholder thereof evidencing approval of the Owners Guaranty and those Security Documents to which it is to be a party and authorizing the appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

        (iii) copies, certified as true and complete by an officer of the Parent, of the resolutions of the board of directors of the Parent evidencing approval of the Parent Guaranty and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

         (iv) copies, certified as true and complete by an officer of the Borrower, the Parent or the respective Owner of the articles of incorporation and by-laws, or equivalent instruments thereof;

          (v) certificate of the Secretary of the Parent certifying that it is the indirect 100% shareholder of each of the Owners;

         (vi) certificate of the Secretary of each Owner certifying as to the record ownership of all of its issued and outstanding capital stock; and

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

        (vii) certificate of the jurisdiction of incorporation of the Borrower as to the good standing thereof.

     (b) The Vessels. The Bank shall have received evidence satisfactory to it that:

          (i) each of the Vessels is in the sole and absolute ownership of the respective Owner as set forth in Schedule 1 and duly registered in such Owner's name under Liberian or Cayman Islands flag, unencumbered, save and except for the Mortgage recorded against it and as otherwise permitted thereby;

         (ii) each Vessel is classed in the highest classification and rating for vessels of the same age and type without any material outstanding recommendations;

        (iii) each of the Vessels is operationally seaworthy and in every way fit for its intended service; and

         (iv) each of the Vessels is insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances have been complied with.

     (c) Owner Documents. Each Owner shall have duly executed and delivered to the Bank:

          (i)  the Owners Guaranty;

         (ii)  the Mortgage over its Vessel;

        (iii)  an Earnings Assignment with respect to its Vessel;

         (iv)  an Insurances Assignment with respect to its Vessel:

          (v)  its Assignment Notices; and

         (vi) Uniform Commercial Code Financing Statements for filing with the Recorder of Deeds in the District of Columbia and in such other jurisdictions as the Bank may reasonably require.

     (d) Parent Guaranty. The Parent shall have duly executed and delivered the Parent Guaranty to the Bank.

     (e) Vessel Appraisal. The Bank shall have received appraisals, in form and substance satisfactory to the Bank, of the Fair Market Value of each Vessel showing the aggregate Far Market Value of the Vessels to be not less than 125% of the amount available under the Letter of Credit.

     (f) Environmental Claims. The Bank shall be satisfied that neither the Borrower nor any of the Owners is subject to any Environmental Claim which could reasonably be expected to have a Material Adverse Effect.

     (g) Fees. The Bank shall have received payment in full of all fees due to the Bank under Section 3.

     (h) Vessel Liens. The Bank shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by the Mortgage and the Assignments, there are no liens, charges

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

          or encumbrances of any kind whatsoever on the Vessel or on its earnings except as permitted hereby or by any of the Mortgage or the Assignments.

     (i) Charters: Pooling Agreements. The Owners shall have delivered to the Bank true and complete copies of (i) all charters having a term longer than twelve (12) months from the date of execution and (ii) all vessel pooling agreements, in each case to which any Owner is a party.

     (j) Legal Opinions. The Bank shall received legal opinions addressed to the Bank from (i) McLaughlin & Stern, special counsel to the Borrower, the Parent and the Owners, (ii) Van Doorne, Dutch counsel for the Bank, (iii) Walkers, Cayman Islands counsel to the Bank, (iv) Jones Walker, Louisiana counsel to the Bank, (v) Elvinger, Hoss & Prussen, Luxembourg counsel to the Bank, and (vi) Seward & Kissel LLP, special counsel to the Bank.

     8. The Borrower assumes all risks of the acts, omissions or misuse of the Letter of Credit by the beneficiary or any other user thereof and those of any bank engaged to issue, advise, pay, negotiate, confirm or otherwise deal with any Letter of Credit. The Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for, issuance of, or payment under, the Letters of Credit, even if any thereof should be in tact proved to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, (iii) for any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under any Letter of Credit or of the proceeds thereof or (iv) for any consequences arising from causes beyond the control of the Bank. None of the above shall affect, impair, or prevent the vesting of any of the Bank's rights or powers hereunder or under any of the other documents or instruments executed in connection herewith. The Borrower shall protect the Bank in paying any draft presented on or before the expiration of any time limit expressed in the Letter of Credit regardless of when drawn and when or whether negotiated. In furtherance and extension and not in limitation of the specific provisions herein before set forth, the Borrower agrees that any action taken by the Bank under or in connection with the Letter of Credit or the relevant drafts, if taken in good faith and with the exercise of reasonable care, shall be binding on the Borrower and shall not put the Bank under any resulting liability to the Borrower, and the Borrower makes like agreement as to any inaction or omission, unless in breach of good faith or in the absence of reasonable care. The term "draft" as used in this Agreement shall mean and include any draft or drawing certificate or statement and any and all documents and instruments required to be presented for payment under the Latter of Credit.

     8.1 If requested by the Bank, the Borrower shall on an annual basis provide the Bank with valuations of the Vessels, charter-free, in Dollars. Each such annual valuation in any year is to be at the Borrower's cost, and following and during the continuance of any Event of Default, any such valuations required or requested under this Agreement is to be at the Borrower's cost. In the event the Borrower fails or refuses to obtain the valuations requested pursuant to this
Section 8.1 within ten (10) days of the Bank's request therefor, the Bank will be authorized to obtain such valuation, at the Borrower's cost, from two independent shipbrokers selected by the Bank, which valuations shall be deemed the equivalent of valuations duly obtained by the Borrower pursuant to this
Section 8.1, but any Bank's actions in doing so shall not excuse any default of the Borrower under this Section 8.1.

     8.2 If at any time prior to the Expiration Date the Credit Facility is reduced, one or more Mortgages may be released as long as the Fair Market Value of all of the Vessels subject to Mortgage after such release as determined in accordance with the latest appraisals delivered pursuant to Section 8.1 is equal to at least 125% of the reduced Credit Facility.

     9. The Borrower hereby agrees at all times to protect, indemnify and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all loss, claims, demands, liabilities, damages, costs, charges, counsel fees and other

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

expenses which the Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of the issuance or performance of the Letter of Credit (including, without limitation, any action to restrain or enjoin any payment thereunder), except such as may arise from the gross negligence or wilfull misconduct of the Bank, it being the intention of the parties that, except for matters arising out of the gross negligence or wilfull misconduct of the Bank, this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the issuance or performance of the Letter of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the act or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts and omissions, "Government Acts"). Without in any way limiting the foregoing, the Borrower hereby further agrees (i) at all times to protect, indemnify and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which the Bank may at any time, sustain or incur by reason of or in consequence of or arising out of the Letter of Credit being issued by an Issuer other than the Bank or as a result of the Bank executing any application (including any joint application) or other Letter of Credit Document for the issuance of, or in connection with, such Letter of Credit (including, without limitation, all claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses incurred by the Bank to such Issuer, or payments made by the Bank to such Issuer, in connection with any such Letter of Credit or any Letter of Credit Document) and (ii) that the Bank shall have no liability to the Borrower, as an applicant or a joint applicant for any such Letter of Credit, and the Borrower shall have no right against the Bank (by way of indemnification, contribution or otherwise) in connection therewith. The Bank shall not, in any way, be liable for any failure by the Bank or anyone else to pay any draft under the Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Bank. The provisions of this Section 9 shall survive the termination of this Agreement.

     10. If any Event of Default (as hereinafter defined or as defined in any Letter of Credit Document or any other document entered into with respect to the Credit Facility) other than any drawdown under the Letter of Credit which shall constitute a loan as contemplated by Section 5 hereof shall occur (collectively an "L/C Default'), the Bank's obligation to make the Credit Facility available shall cease, and the Bank may, by notice to the Borrower, declare the entire unpaid balance of the then outstanding Credit Facility and any other sums payable by the Borrower hereunder due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and also:

     (i) by written notice to the Borrower, require the Borrower to place and maintain, or cause to be placed and maintained, on deposit with the Bank an amount equal to the sum of (1) the unpaid balance of the then outstanding Credit Facility and other sums payable by the Borrower hereunder and (2) all remaining amounts still available to the Beneficiary under all Letters of Credit then outstanding, such sum to be placed in a segregated cash collateral account (the "Cash Collateral Account") over which the Borrower shall have no control, and

     (ii) without notice to the Borrower, transfer to the Cash Collateral Account all balances or credits then or thereafter held by the Bank to or for the credit of the Borrower.

If the Borrower complies with its obligations under subclause (i) hereof, the Bank shall release the Mortgages and the other Security Documents.

In the event the Borrower does not comply with is obligations under subclause
(i) hereof, the Bank may proceed to protect and enforce its rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement or in any Security Document, or in aid of the exercise of any power granted herein or therein, or the Bank may proceed to enforce any other legal or equitable right of the Bank, or proceed to take any action authorized or permitted under the terms of any Security Document or by applicable law for the collection of all sums

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27,2003

due, or so declared due, under this Agreement said sums to be utilized as contemplated by clauses (i) and (ii) above.

For purposes of this Section 10, each of the following events, acts and conditions shall constitute an Event of Default:

     (a) any payment of principal, interest or any other amount becoming payable to the Bank is not paid when due; or the Borrower shall default in the due and punctual performance of any of its other obligations under this Agreement and the same shall continue unremedied for a period of 10 days; or

     (b) any representation, warranty or statement made by the Borrower herein or in writing in connection herewith, or in any certificate or financial or other statement furnished in connection herewith, shall be breached or shall prove to be untrue in any material respect on the date as of which made: or

     (c) the Borrower shall default in the due payment of indebtedness (direct or contingent) for borrowed money or evidenced by a bond, debenture, note or other security or by an agreement of guarantee, in the aggregate principal amount of $10,000,000 or more for all such indebtedness, or any holder or holders of any such indebtedness of the Borrower in excess of such aggregate amount (or a person acting on its behalf) shall become entitled to cause any such indebtedness to become, or any such indebtedness shall become, due prior to its stated maturity; or

     (d) the Borrower, the Parent or any of the Owners fail to comply with any non-appealable court or order or fail to pay a final unappealable judgment against it, in either case, in excess of $10,000,000 which remains unsettled for fourteen (14) days; or

     (e) the Borrower shall suspend or discontinue its business, or shall make an assignment for the benefit of, or composition with, creditors, or shall become insolvent or enable or generally fail to pay its debt when due; or the Borrower shall become a part or subject to any liquidation or dissolution action or proceeding with respect to the Borrower or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to the Borrower, or a receiver, liquidator, custodian or trustee shall be appointed for the Borrower or a substantial part of its assets and, if any of the same shall occur involuntarily as to the Borrower, it shall not be dismissed, stayed or discharged within 60 days; or if any order for relief shall be entered against the Borrower under Title 11 of the United States Code entitled "Bankruptcy"; or the Borrower shall take any action to effect, or which indicates its acquiescence in any of the foregoing; or

     (f) any of the Owners cease to retain ownership of a Vessel that is subject to a Mortgage or, without the prior written consent of the Bank, the registration or flag of any of the Vessels is changed; or

     (g)  there is an event of default under any of the Mortgages; or

     (h) the Borrower fails to place and maintain, or cause to be placed and maintained, the amounts required to be deposited into the Cash Collateral Account as required by this Section 10.

The Bank shall have a lien on, and security interest in, all amounts (together with all interest, if any, accrued thereon) in the Cash Collateral Account. All amounts deposited in the Cash Collateral Account (but not interest accrued thereon) shall bear interest for each day from the date of such deposit to (but not including) the Charge Date (as hereinafter defined) at a rate per annum equal to the lesser of

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

     (A) the effective federal funds rate for such day (or during the next preceding Business Day) as established by the Federal Reserve Bank of New York, or

     (B)  the highest rate permitted by law.

All such interest shall be credited to the Cash Collateral Account. As used herein, the term "Charge Date" shall mean, with respect to any amount bearing interest in the Cash Collateral Account, the earlier of

     (I) the date on which a corresponding amount is paid by the Bank pursuant to any Letter of Credit or charged by the Bank in respect of any of the Borrower's obligations hereunder or

    (II) the date on which a corresponding amount may not be drawn under any Letter of Credit.

Upon the giving of 3 Business Days prior written request to the Bank, the Borrower shall be entitled to withdraw from the Cash Collateral Account all amounts in excess of the sum of (w) all amounts due under this Agreement and the other Loan Documents (whether of principal, interest or otherwise), (x) all amounts which the Bank may be required to pay under all Letters of Credit then outstanding, and (y) all unreimbursed amounts paid by the Bank under any Letter of Credit and (z) all fees which may be payable to the Bank in respect of the Letters of Credit (whether or not then due).

     11. The Borrower represents and warrants that

     (i) all acts, filings, conditions and things required to be done and performed and to have happened (including, without limitation, the obtaining of all necessary corporate or shareholder approvals and all governmental approvals, including those of any monetary or exchange control authority) precedent to the entering into of this Agreement to constitute this Agreement the duly authorized, legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, have been done, performed and have happened in due and strict compliance with all applicable laws,

    (ii) the entering into and performance of this Agreement by the Borrower will not violate any law, rule, regulation, order, decree, permit, agreement or instrument to which the Borrower is a party or is subject, or result in the imposition of any lien upon any of the Borrower's assets (except as contemplated hereby),

   (iii) the Agreement is in proper legal form under the laws of the Borrower's jurisdiction of organization for enforcement thereof in the courts of such jurisdiction,

     12. If any Regulatory Change applicable to the Bank or any corporation controlling the Bank, shall either (i) impose, modify or deem applicable any reserve, capital, special deposit or similar requirement against commitments made by the Bank or letters of credit issued by or for the account of the Bank, or (ii) change the manner in which commitments made by the Bank or contingent obligations under letters of credit must be treated for regulatory purposes (including, without limitation, any requirement that such commitment or liabilities must be reflected on the balance sheet of the Bank or any requirement subjecting such commitment or liabilities to capital coverage requirements), or (iii) impose on the Bank or any corporation controlling the Bank any other condition relating, directly or indirectly, to this Agreement, the Credit Facility, or any letter of credit, and the result of any event referred to in the preceding clauses (i), (ii) or (iii) shall be to increase the cost to, or reduce the profit of, the Bank in connection with this Agreement, the Credit Facility, or the issuing or maintaining of any letter of credit, then, upon presentation of the certificate described in the next following sentence, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank in such certificate, such additional amounts as shall be sufficient to compensate the Bank for such increased cost or reduced profit. A certificate in reasonable

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

detail as to any increased cost or reduction, as the case may be, resulting from any event mentioned in clauses (i), (ii) or (iii) above, submitted by the Bank to the Borrower, shall be conclusive as to the amount thereof, and such certificate shall state which of the events mentioned in clause (i), (ii) or
(iii) above relates to such cost or reduction and shall describe the method of calculating and allocating such cost or reduction. The term "Regulatory Change" shall mean the enactment or issuance of any new, or any change, implementation or effectiveness of any existing law, rule, regulation or order or any change in the governmental request, directive or guideline (whether or not having the force of law).

     13. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an L/C Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and apply any and all deposits and credit balances (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this Agreement, the Credit Facility and the Letter of Credit Documents, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them shall be contingent or unmatured. The Borrower shall be liable for any deficiency resulting from any such act or any other action by the Bank to realize upon any security for the obligations of the Borrower hereunder.

     14. The Borrower represents and agrees that

     (i) legal proceedings against it with respect to this Agreement and the transactions contemplated hereby may be brought in the courts of its jurisdiction of organization or principal location or any jurisdiction in which the Borrower has substantial assets or the courts of the State of New York or of the United States of America for the Southern District of New York, as the Bank may elect, and that the jurisdiction of such courts is generally and unconditionally accepted,

    (ii) service of process out of any such court may be made by mailing copies thereof by registered or certified air mail, postage prepaid, to the Borrower at its address for notices as specified herein and will become effective 30 days after such mailing,

   (iii) it is not entitled to, and to the extent it hereafter becomes so entitled, hereby waives any immunity, sovereign or otherwise, with respect to itself and its property from jurisdiction, service, attachment (both before and after judgment) and execution in legal proceedings wherever commenced to enforce or collect upon this Agreement, and

    (iv) the provisions of this Section 14 shall not limit the right of the Bank to serve process in any other manner permitted by law or to commence legal proceedings in any other court of competent jurisdiction.

     15. If, for the purpose of obtaining a judgment for amounts due hereunder, any obligation hereunder, must be converted from the currency (the "debt currency") in which it is denominated under this Agreement into another currency (the "judgment currency"), the Borrower agrees

     (i) the such conversion shall be made on the basis of the prevailing applicable buying spot rate of exchange on the date before, and in the location at which, such judgment is to rendered, and

    (ii) to pay to the Bank the difference, if any, between (x) the amount due under the terms of this Agreement in the debt currency and (y) the amount in the debt currency which

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

          the Bank is able to obtain with any payment by the Borrower in the judgment currency on the date of such payment, or as soon thereafter as is practicable.

The provisions of this Section 15 shall constitute a separate obligation of the Borrower, independent from its other obligations hereunder, and shall not be affected by or merged into any judgment obtained for other sums due hereunder, all with the same effect as if such provisions were set forth in a separate agreement. In further consideration for such obligation, the Bank agrees that, notwithstanding any judgment for amounts due hereunder which is rendered in other than the debt currency, the Borrower shall not be required to pay to the Bank in the debt currency more than the amount due to the Bank in accordance with the terms hereof.

     16. The Bank and the Borrower agree that:

     (i) communications may be given to the parties hereto at their respective addresses set forth below, or at such other address as may be specified in writing and shall be effective when received; the phrases "written notice" and "in writing" when used herein shall mean notice given in any form of writing however transmitted;

    (ii) this Agreement may be modified only be an instrument in writing signed by the party against whom enforcement of the modification is sought;

   (iii) this Agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of and be enforceable by the Bank and its successors and assigns;

    (iv) the Bank's rights, powers, privileges and remedies under or in connection with this Agreement are cumulative and not exclusive and shall not be waived, precluded or limited by any failure or delay in the exercise thereof or by the partial exercise thereof or by any course of dealing between the Borrower and the Bank;

     (v) the Borrower agrees to pay and hold the Bank harmless from and against any and all costs and expenses (including legal tees and disbursements and stamp and other taxes) incurred in connection with this Agreement or any Letter of Credit, the enforcement hereof or thereof and any action or proceeding relating to a court order, injunction or other process restraining or seeking to restrain the Bank from paying any amount under any Letter of Credit; and

    (vi) this Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by, the law of the State of New York; and the Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication 500 and to the extent not covered thereby, by the law of the State of New York.

     17. WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER ARISING UNDER, OUR OF OR IN CONNECTION WITH THIS AGREEMENT, ThE CREDIT FACILITY, ANY LETTER OF CREDIT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND IN CONNECTION WITH ANY CLAIM, COUNTERCLAIM, OFFSET OR DEFENSE ARISiNG IN CONNECTION WITH SUCH ACTION OR PROCEEDING, WHETHER ARISING (X) IN CONNECTION WITH ANY ACTION INSTITUTED BY OR ON BEHALF OF THE BORROWER, THE BANK OR ANY OThER PERSON OR (Y) UNDER STATUTE

Stolt Offshore Inc.
Amended and Restated Reimbursement Agreement
August 27, 2003

(INCLUDING ANY FEDERAL OR STATE CONSTITUTION) OR UNDER THE LAW OF CONTRACT, TORT OR OTHERWISE AND VALIDITY, BINDING EFFECT OR ENFORCEABILITY OF ThIS SECTION 17, OR THIS AGREEMENT, THE CREDIT FACILITY, ANY LEITER OF CREDIT OR ANY OThER LOAN DOCUMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

Addresses
---------

Borrower:                         Stolt Offshore Inc.

900 Town and Country Lane
Suite 400
Houston, Texas 77024
                                  By: /s/ John Greenwood
                                     -------------------------------------------
                                  Name:  John Greenwood
                                  Title: Attorney-in-Fact

Bank:                             Den norske Bank ASA

200 Park Avenue
New York, N.Y 10166
Telex No: WU 426357
                                  By: /s/ Alfred Jones
                                    --------------------------------------------
                                  Name:   Alfred Jones
                                  Title:  Senior Vice President

                                  By: /s/ Barbara Gronquist
                                    --------------------------------------------
                                  Name:   Barbara Gronquist
                                  Title:  Senior Vice President

                                   Schedule 1

             Owner                              Vessel
             -----                              ------

          Stolt Protector B.V.               STOLT PROTECTOR

          Stolt Avance B.V.                  STOLT AVANCE

          Stolt Eagle B.V.                   STOLT TAURUS

          Stolt Condor B.V.                  STOLT GUARDIAN

          Stolt Egret B.V.                   STOLT EGRET